Exhibit (d)(116)
AMENDMENT No. 2 TO THE INVESTMENT SUBADVISORY AGREEMENT
     This Amendment (“Amendment”) to the Investment Subadvisory Agreement (defined below), is effective as of April 1, 2010, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), Artisan Partners Limited Partnership, a Delaware limited partnership (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust (the “Funds”).
     WHEREAS, the Client, Artisan Partners Holdings LP and the Funds entered into an Investment Subadvisory Agreement dated September 30, 2002, as amended December 31, 2004 (the “Agreement”), with respect to the Vantagepoint International Fund;
     WHEREAS, the Client and the Funds consented to the assignment and assumption of all of the rights and obligations of Artisan Partners Holdings LP under the Agreement to the Subadviser by an Assignment, Assumption and Consent Agreement dated as of June 17, 2009; and
     WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.	Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2.	All other provisions of the Agreement remain in full force and effect.

3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.
     THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint International Fund

By:	/s/ Angela Montez
Angela Montez
Secretary

Approved by:	/s/ Wayne Wicker
Wayne Wicker
Senior Vice President and Chief Investment Officer Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC
By:	/s/ Angela Montez
Angela Montez
Assistant Secretary ICMA Retirement Corporation

Approved by:	/s/ Wayne Wicker
Wayne Wicker
Senior Vice President and Chief Investment Officer Vantagepoint Investment Advisers, LLC

ARTISAN PARTNERS LIMITED PARTNERSHIP
By:	Artisan Investments GP LLC, its general partner

By:	/s/ Janet Olsen
Janet D. Olsen
Vice President

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Artisan Partners Limited Partnership
Vantagepoint International Fund
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian, at Client’s discretion, based on the following annual rate.
First $100 million            0.70%
Over $100 million            0.60%